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Onstream Media Corporation Announces Second Quarter Fiscal 2013 Financial Results

- Company Reports Higher Audio and Web Conferencing Revenues –

- Management to Hold Conference Call for Investment Community on

Thursday, May 16, 2013 at 4:30pm ET -

POMPANO BEACH, FL, May 15, 2013 – Onstream Media Corporation (OTCQB: ONSM), a leading online service provider of live and on-demand corporate audio and web communications and virtual event technology with integrated social media marketing tools, announced today its financial results for the second quarter ended March 31, 2013.

Highlights

  Revenues for the second quarter of fiscal 2013 were approximately $4.4 million as compared to approximately $4.7 million for the comparable quarter of fiscal 2012. This decrease was the result of an unexpected reduction in webcasting revenues from both government and commercial clients as well as the loss of a single customer that we were providing streaming services to at very little margin.
  Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended March 31, 2013, an increase of approximately $202,000 (7.3%) from the corresponding period of the prior fiscal year. This increase was the result of revenues from the operations of Intella2, a San Diego-based communications company, which Onstream acquired on November 30, 2012.
  Consolidated gross margin percentage was 68.9% for the three months ended March 31, 2013, versus 65.5% for the corresponding period of the prior fiscal year. This improvement was due to reductions in Infinite cost of sales and the impact of the acquired Intella2 operations, as well as the discontinuance of a single low margin Digital Media Services Platform (“DMSP”) and hosting customer as noted above.

Management Commentary

Randy Selman, President and Chief Executive Officer of Onstream Media, stated, “Although we did experience an overall revenue decline in the second quarter, as compared to the same quarter of the prior fiscal year, this was the result of an unexpected reduction in webcasting revenues and the loss of a single DMSP and hosting customer whose revenues were resulting in very little margin. In fact, our consolidated gross margin for the quarter was approximately the same as consolidated gross margin for the same quarter of the previous year.” Mr. Selman added, “Although the first full quarter of revenues from the Intella2 operations were less than we expected, these operations achieved positive operating cash flow through March 31, 2013. We also incurred debt and other liabilities during the six months ended March 31, 2013 that was associated with this acquisition.”

Mr. Selman continued, “We continue to believe that our webcasting division revenues will be favorably impacted during the remainder of fiscal 2013 as a result of a comprehensive update to our webcasting platform (V4), which we launched in January 2013. We also expect to eventually see increased webcasting sales as a result of additional sales personnel and a recently introduced MarketPlace365 pricing model that includes a fixed monthly fee to us as well as establishes MarketPlace365 as a value-added platform to assist the customer in using our webcasting services and more particularly, our webinar services.”

Mr. Selman concluded, “Looking towards the remainder of the fiscal year we believe we are on track to show improvement. Based on our preliminary look at April revenues we believe that, excluding the ongoing impact of the single low margin DMSP and hosting customer I mentioned earlier, our third quarter revenues are on a pace thus far to exceed the same period of the previous year, which set our current quarterly revenue record. We are optimistic about continued growth through the remainder of the quarter based on our current pipeline of prospective deals.”

Financial Discussion

Consolidated operating revenue was approximately $4.4 million for the three months ended March 31, 2013, a decrease of approximately $261,000 (5.6%) from the corresponding period of prior fiscal year, due to decreased revenues of the Digital Media Services Group. However, Audio and Web Conferencing Services Group revenues were approximately $2.9 million for the three months ended March 31, 2013, which was an increase of approximately $202,000 (7.3%) from the corresponding period of the prior fiscal year. This increase was a result of the Intella2 operations which we acquired on November 30, 2012, which had revenues of approximately $317,000, including free conferencing business revenues of approximately $67,000.

Digital Media Services Group revenues were approximately $1.5 million for the three months ended March 31, 2013, a decrease of approximately $463,000 (24.2%) from the corresponding period of the prior fiscal year, primarily due to a decrease in DMSP and hosting division revenues as well as a decrease in webcasting revenues.

DMSP and hosting division revenues decreased by approximately $214,000 (47.7%) for the three months ended March 31, 2013 as compared to the corresponding period of the prior fiscal year. This decrease was primarily the result of the loss of a single customer that we were providing streaming services to at very little margin, as part of a larger business relationship that is still in place. Therefore, the loss of this customer and the related revenues did not have a material impact on our net operating results.

Revenues of the webcasting division decreased by approximately $222,000 (15.4%) for the three months ended March 31, 2013 as compared to the corresponding period of the prior fiscal year. Although the approximately 1,100 webcasts we produced during the three months ended March 31, 2013 was approximately equal to the corresponding period of the prior fiscal year, the webcasts for the three months ended March 31, 2013 had a higher proportion of lower priced audio-only events, versus higher priced video events.

Consolidated gross margin was approximately $3.0 million for the three months ended March 31, 2013, a decrease of approximately $21,000 (0.7%) from the corresponding period of the prior fiscal year. Our consolidated gross margin percentage was 68.9% for the three months ended March 31, 2013, versus 65.5% for the corresponding period of the prior fiscal year. This was due to reductions in Infinite cost of sales as well as the discontinuance of a single low margin DMSP and hosting customer, as discussed above. During the third quarter of fiscal 2012, we renegotiated certain supplier contracts which reduced our Infinite division cost of sales by approximately $59,000 for the three months ended March 31, 2013 and that we expect will reduce our Infinite division cost of sales by another approximately $36,000 for the remainder of fiscal 2013, as compared to the corresponding period of fiscal 2012.

Consolidated operating expenses were approximately $4.8 million for the three months ended March 31, 2013, an increase of approximately $1.2 million (34.3%) from the corresponding period of the prior fiscal year, primarily due to an approximately $1.2 million increase in compensation expense paid with common shares and other equity, as compared to the corresponding period of the prior fiscal year. This increase was primarily related to issuances of shares under an incentive compensation plan adopted by our Board of Directors in February 2013 - such shares will be issued in accordance with the terms of the 2007 Equity Incentive Plan which our Board and a majority of our shareholders adopted on September 18, 2007 and amended on March 25, 2010 and June 13, 2011. In addition, although we expect to continue compensating our executives, as well as our employees, directors and consultants, with equity from time to time, we do not expect future issuances to result in this level of expense in a single quarter. The increase in compensation expense paid with common shares and other equity accounts for all but approximately $41,000 of the increase in consolidated operating expenses for the three months ended March 31, 2013, as compared to the corresponding period of the prior fiscal year.

Onstream’s second quarter fiscal 2013 net loss of approximately $2.2 million, or $(0.12) per share, was based on approximately 17.4 million weighted average shares outstanding, as compared to net loss of approximately $0.7 million, or $(0.06) per share, which was based on approximately 12.0 million weighted average shares outstanding. As discussed above, the approximately $1.4 million increase in the current quarter’s loss includes an approximately $1.2 million increase in compensation expense paid with equity, as discussed above. The current quarter net loss also includes a non-cash debt extinguishment loss of approximately $75,000.

Onstream’s EBITDA, as adjusted, for the three months ended March 31, 2013 was negative ($110,230) as compared to EBITDA, as adjusted, of negative ($56,835) for the second quarter of fiscal 2012.

Cash flow from operating activities (before changes in current assets and liabilities other than cash) for the three months ended March 31, 2013 was negative ($215,450), compared to net cash provided by operating activities of $70,438 for the three months ended March 31, 2012. Cash used in the current quarter for operating activities was adversely affected by an increase in interest expense arising from the debt financing used to acquire Intella2 and for general working capital.

Teleconference

Onstream will conduct a conference call on Thursday, May 16th at 4:30 p.m. ET to discuss those financial results. During this teleconference, Mr. Randy Selman, President and Chief Executive Officer of Onstream, will also discuss the continuing integration of the Company’s November 30, 2012 acquisition of Intella2 as well as provide an outlook for the remainder of fiscal 2013. The discussion will be followed by an open Q&A session. Interested parties may listen to the presentation live online at http://www.webcaster4.com/Webcast/Page/1/1410 or by calling 1-888-645-4404 or 201-604-0169. It is recommended to dial in approximately 10 to 15 minutes prior to the scheduled start time. An audio rebroadcast of the conference call will be archived for one year online at http://www.webcaster4.com/Webcast/Page/1/1410.

About Onstream Media:

Onstream Media Corporation (OTCQB: ONSM), is a leading online service provider of live and on-demand corporate audio and web communications and  virtual event technology with integrated social media marketing tools. Onstream Media's innovative Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The company's MarketPlace365® solution enables publishers, associations, tradeshow promoters and entrepreneurs to rapidly and cost effectively self-deploy their own online virtual marketplaces. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. To date, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services. Select Onstream Media customers include AAA, Dell, Disney, Georgetown University, National Press Club, PR Newswire, Shareholder.com (NASDAQ), Sony Pictures, and the U.S. Government. Onstream Media's strategic relationships include Akamai, BT Conferencing, and Trade Show News Network (TSNN). For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

Financial Tables Follow

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Six Months Ended March 31,		Three Months Ended March 31,
	2013	2012	2013	2012
REVENUE:
Audio and web conferencing	$4,479,741	$4,262,637	$2,437,658	$2,250,936
Webcasting	2,594,731	2,938,070	1,216,419	1,438,116
DMSP and hosting	476,538	921,554	234,554	448,597
Network usage	1,007,965	949,115	480,598	469,670
Other	116,064	99,078	26,093	49,018
Total revenue	8,675,039	9,170,454	4,395,322	4,656,337

COSTS OF REVENUE:
Audio and web conferencing	1,252,685	1,323,744	678,199	678,233
Webcasting	754,294	869,559	364,499	437,562
DMSP and hosting	68,886	461,734	36,307	221,940
Network usage	523,063	463,571	269,717	247,226
Other	36,787	34,735	17,734	21,294
Total costs of revenue	2,635,715	3,153,343	1,366,456	1,606,255

GROSS MARGIN	6,039,324	6,017,111	3,028,866	3,050,082

OPERATING EXPENSES:
General and administrative:
Compensation (excluding equity)	3,955,880	3,784,466	2,110,969	2,015,197
Compensation paid with common shares and other equity	1,417,570	321,803	1,279,311	95,196
Professional fees	794,099	1,146,523	388,086	540,288
Other	1,269,678	1,082,436	641,142	560,701
Depreciation and amortization	704,681	714,622	375,456	358,114
Total operating expenses	8,141,908	7,049,850	4,794,964	3,569,496

Loss from operations	(2,102,584)	(1,032,739)	(1,766,098)	(519,414)

OTHER EXPENSE, NET:
Interest expense	(635,599)	(385,197)	(329,573)	(202,349)
Debt extinguishment loss	(143,251)	-	(74,651)	-
Gain (loss) from adjustment of derivative liability to fair value	27,480	14,951	-	(8,100)
Other (expense) income, net	(30,635)	29,553	1,101	9,269
Total other expense, net	(782,005)	(340,693)	(403,123)	(201,180)

Net loss	$(2,884,589)	$(1,373,432)	$(2,169,221)	$(720,594)

Loss per share – basic and diluted:
Net loss per share	$(0.19)	$(0.12)	$(0.12)	$(0.06)
Weighted average shares of common stock outstanding – basic and diluted	15,319,555	11,924,999	17,410,860	11,998,381

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO EBITDA AND EBITDA, AS ADJUSTED

	Six months ended		Three months ended
	March 31,		March 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net loss	$(2,884,589)	$(1,373,432)	$(2,169,221)	$(720,594)
Add: Depreciation and amortization	704,681	714,622	375,456	358,114
Add: Interest expense	635,599	385,197	329,573	202,349
EBITDA	$(1,544,309)	$(273,613)	$(1,464,192)	$(160,131)

EBITDA	$(1,544,309)	$(273,613)	$(1,464,192)	$(160,131)
Add: Compensation paid with equity	1,417,570	321,803	1,279,311	95,196
Add: Debt extinguishment loss	143,251	-	74,651	-
(Less : Gain) / Add : Loss, from adjustment of derivative liability to fair value	(27,480)	(14,951)	-	8,100
EBITDA, as adjusted	$(10,968)	$33,239	$(110,230)	$(56,835)

EBITDA is defined as earnings (loss) before interest expense, depreciation, income taxes and amortization.

EBITDA, as adjusted, represents EBITDA, as defined above, adjusted for compensation paid with equity, debt extinguishment loss and gain/loss from adjustment of derivative liability to fair value.

EBITDA and EBITDA, as adjusted, are non-U.S. GAAP financial measures.

Management believes EBITDA and EBITDA, as adjusted, to be meaningful indicators of our performance that provides useful information to investors regarding our financial condition and results of operations. Presentation of EBITDA and EBITDA, as adjusted, is commonly used by financial analysts and others who follow our industry to measure operating performance. While management considers EBITDA and EBITDA, as adjusted, to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP). EBITDA and EBITDA, as adjusted, do not reflect cash available to fund cash requirements. Not all companies calculate EBITDA or EBITDA, as adjusted, in the same manner and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

ONSTREAM MEDIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	September 30, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$314,705	$359,795
Accounts receivable, net of allowance for doubtful accounts of $206,299 and $195,737, respectively	2,212,072	2,357,726
Prepaid expenses	297,214	293,294
Inventories and other current assets	143,714	146,159
Total current assets	2,967,705	3,156,974
PROPERTY AND EQUIPMENT, net	3,146,720	2,841,115
INTANGIBLE ASSETS, net	757,127	277,579
GOODWILL, net	10,558,604	10,146,948
OTHER NON-CURRENT ASSETS	136,215	146,215
Total assets	$17,566,371	$16,568,831

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,743,499	$1,634,110
Accrued liabilities	1,465,724	1,398,668
Amounts due to directors and officers	281,606	669,697
Deferred revenue	71,024	138,856
Notes and leases payable – current portion, net of discount	2,349,839	1,650,985
Convertible debentures – current portion, net of discount	387,531	407,384
Total current liabilities	6,299,223	5,899,700
Accrued liabilities – non-current portion	293,622	-
Notes and leases payable, net of current portion and discount	782,438	189,857
Convertible debentures, net of current portion and discount	580,128	801,844
Detachable warrant, associated with sale of common/preferred shares	-	81,374
Total liabilities	7,955,411	6,972,775
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Series A-13 Convertible Preferred stock, par value $.0001 per share, authorized 170,000 shares, zero and 17,500 issued and outstanding, respectively	-	2
Series A-14 Convertible Preferred stock, par value $.0001 per share, authorized 420,000 shares, zero and 160,000 issued and outstanding, respectively	-	16
Common stock, par value $.0001 per share; authorized 75,000,000 shares, 16,100,744 and 12,902,217 issued and outstanding, respectively	1,609	1,289
Common stock committed for issue – 3,950,000 and zero shares, respectively	395	-
Additional paid-in capital	144,087,135	141,199,626
Accumulated deficit	(134,478,179)	(131,604,877)
Total stockholders’ equity	9,610,960	9,596,056
Total liabilities and stockholders’ equity	$17,566,371	$16,568,831

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